Exhibit 4.5

CGEN DIGITAL MEDIA COMPANY LIMITED

SERIES B REDEEMABLE CONVERTIBLE PREFERRED SHARES

PURCHASE AGREEMENT

(Sale by the Company of

Series B Redeemable Convertible Preferred Shares

Aggregate Sale Price US$10,000,000)

January 16, 2006

	2.24	No Other Business	17

	2.25	Other Representations and Warranties Relating to WFOE and OpCo	17

	2.26	Disclosure and Accuracy of Information	18

	2.27	Reliance	18

	2.28	Warranties Separate and Independent	18

	2.29	Business Plan	18

	2.30	Transactions with Affiliates	19

	2.31	Knowledge	19

3.	Representations and Warranties of the Investor		19

	3.1	Authorization	19

	3.2	Purchase Entirely for Own Account	19

	3.3	Investment Experience	20

	3.4	No Public Market	20

	3.5	Compliance with Laws	20

4.	Conditions to Investors’ Obligations at Closing		20

	4.1	Accuracy of Representations and Warranties	20

	4.2	Performance	21

	4.3	Compliance Certificate	21

	4.4	Qualifications and Consents	21

	4.5	Proceedings and Documents	21

	4.6	Opinion of Company Counsel	21

	4.7	Board of Directors	21

	4.8	Registration Rights Agreement	21

	4.9	Shareholders’ Agreement	21

	4.10	Officer’s Certificate	22

	4.11	No Material Adverse Change	22

	4.12	No Litigation	22

	4.13	Payment of Expenses	22

	4.14	Share Certificates	22

	4.15	Share Option Pool	22

	4.16	Minimum Commitment	22

	4.17	Confidentiality Agreement	22

	4.18	Compensation Committee	22

	4.19	Authorized Shares	23

	4.20	OpCo Agreements	23

	4.21	Due Diligence	23

	4.22	Indemnification Agreement	23

	4.23	Executive Employment Agreements	23

	4.24	Financial Control Policies	23

	4.25	Loan	23

5.	Conditions of the Company’s Obligations at Closing		24

	5.1	Representations and Warranties True at Closing	24

	5.2	Qualifications	24

	5.3	Covenants	24

	5.4	Registration Rights Agreement	24

	5.5	Shareholders’ Agreement	24

6.	Affirmative Covenants of the Group		24

	6.1	Accounting and Reserves	24

	6.2	Payment of Taxes and Claims	24

	6.3	Availability of Ordinary Shares for Conversion	25

	6.4	Governing Instruments	25

	6.5	Use of Proceeds	25

	6.6	Visa Contract	25

	6.7	Bank Signatories	26

	6.8	Registration of Media One Player	26

7.	Miscellaneous Provisions		26

	7.1	Inconsistent Agreements	26

	7.2	Survival; Termination	26

	7.3	Transfer of Successors and Assigns	26

	7.4	Governing Law and Jurisdiction	26

	7.5	Counterparts	27

	7.6	Titles and Subtitles	27

	7.7	Notices	27

	7.8	Expenses	27

	7.9	Attorneys’ Fees	28

	7.10	Amendments and Waivers	28

7.11	Severability	28

7.12	Delays or Omissions	28

7.13	Entire Agreement	28

7.14	Further Assurances	28

7.15	Specific Performance	29

7.16	Understanding Among Investors	29

7.17	Publicity	29

7.18	Confidentiality and Non-Disclosure	29

7.19	JAFCO Rights	31

SCHEDULES AND EXHIBITS

Designation	Description
Schedule I	Investors

Schedule II	Schedule of Exceptions

Schedule III	Particulars of the Company

Schedule IV	Particulars of the Subsidiaries

Schedule V	Leased Property

Schedule VI	Notice Schedule

Exhibit A	Form of Amended and Restated Memorandum and Articles of Association

Exhibit B	Form of Registration Rights Agreement

Exhibit C	Form of Shareholders’ Agreement

Exhibit D-1	Shareholders and Persons Holding Options, Warrants, etc. Prior to Issuance of Series B Shares

Exhibit D-2	Shareholders and Persons Holding Options, Warrants, etc. Assuming Issuance of Series B Shares

Exhibit E	Form of Opinion of Company’s Cayman Islands Counsel

Exhibit F	Form of Opinion of Company’s PRC Counsel

Exhibit G	Form of Intellectual Property Rights Assignment, Non-Competition and Confidentiality Agreement

Exhibit H	Business Plan

Exhibit I	Form of Indemnification Agreement

v

CGEN DIGITAL MEDIA COMPANY LIMITED

SERIES B REDEEMABLE CONVERTIBLE PREFERRED SHARES

PURCHASE AGREEMENT

THIS SERIES B REDEEMABLE CONVERTIBLE PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of January, 2006, by and among CGEN Digital Media Company Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), CGEN Media Technology Company Limited (“HK Co”), CGEN Digital Technology (Shanghai) Co., Ltd. [GRAPHIC APPEARS HERE] (“WFOE”), a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China (“PRC”), Shanghai CGEN Digital Media Network Co., Ltd. [GRAPHIC APPEARS HERE], a domestic limited liability company registered in Shanghai, PRC (“OpCo”), Chan Yi Sing (Singapore NRIC No. S1306068A), Tian Guanyong ( ) (PRC ID No. 133031651224065), Cao Xiaofeng ( ) (PRC ID No. 310112197008270052), Yao Fang ( ) (PRC ID No. 310221670521081) and Zhu Hai Guang ( ) (PRC ID No. 410423197106070010) (together with Chan Yi Sing, Tian Guanyong ( ) Cao Xiaofeng ( ) and Yao Fang ( ), the “Founders”, and each a “Founder”),(““,”; and together with the Company, HK Co, WFOE, OpCo and the Founders, the “Warrantors” and each a “Warrantor”), and each of the other parties listed on Schedule I hereto identified as an investor (each of whom is referred to as an “Investor”).

WHEREAS, the Company desires to sell to the Investors at the Closing (as defined in Section 1.2 below), in accordance with the terms hereof and for an aggregate cash consideration up to Ten Million Dollars (US$10,000,000) (excluding the Additional Closing, defined below), up to (i) Eighty-Eight Million One Hundred Eighty-One Thousand Nine Hundred Fifty-One (88,181,951) of its authorized but unissued Series B Redeemable Convertible Preferred Shares, par value US$.000001 per share (the “Series B Shares”), which are convertible into the Company’s ordinary shares, par value US$.000001 (the “Ordinary Shares” and, together with the Series B Shares, the “Securities”).

WHEREAS, subject to the terms and conditions of this Agreement, the Investors desire to purchase the Series B Shares from the Company in the amounts set forth on Schedule I hereto.

IT IS HEREBY AGREED AS FOLLOWS:

1. Terms of Purchase and Sale.

1.1 Restated Articles.

The Company shall adopt on or before the date of the Closing an Amended and Restated Memorandum and Articles of Association in the form attached hereto as Exhibit A (the “Restated Articles”). The rights, preferences and privileges of the Series B Shares will be as provided in the Restated Articles.

1.2 Purchase and Sale of Series B Shares.

Subject to the terms and conditions of this Agreement, each of the Investors agrees, severally and not jointly, to purchase from the Company at the Closing, and the Company agrees to sell and issue to each of the Investors at the Closing, that number of Series B Shares as is set forth opposite such Investor’s name on Schedule I with the aggregate amount to be paid by each Investor for the Series B Shares to be acquired by such Investor being as stated on Schedule I opposite such Investor’s name; provided, however, that the delivery by or on behalf of TDF Capital Advisors, LP and TDF Capital China II, LP (collectively, “TDF”) to the Company or its counsel (which delivery, the Company acknowledges is made at its express request and direction) of U.S. dollar bank drafts in an aggregate amount of $1,870,367.88 made out to TOP Result Promotion Ltd., Warburg, Pincus Ventures International, LP, HSBC International Trustee Limited account PAMA II shall constitute discharge by TDF of an amount of $1,870,367.88 out of the purchase price with respect to the Series B Shares to be acquired by TDF hereunder and that the Company shall provide to TDF a receipt (in form and substance reasonably satisfactory to TDF) with respect to such amount of the purchase price upon delivery of such bank drafts.

1.3 The Closing.

(a) The closing of the sale and purchase of the Series B Shares pursuant to this Agreement shall take place at the offices of O’Melveny & Myers LLP at 31st Floor, AIG Tower, One Connaught Road, Central, Hong Kong, on or about January 16, 2006, or at such other time and place as the Company and each of the Investors may mutually agree (the “Closing”).

(b) At the Closing, the Company shall deliver to each Investor a certificate representing that number of the Series B Shares set forth on Schedule I opposite the name of such Investor against payment of the purchase price therefor (in the amount set forth opposite such Investor’s name on Schedule I) by bank check, wire transfer of immediately available funds, or such other form of payment as shall be mutually agreed upon by such Investor and the Company. If, at the Closing, any of the conditions specified in Section 4 of this Agreement have not been fulfilled, each of the Investors shall, at its election, be relieved of all of its obligations under this Agreement.

1.4 Additional Closing(s).

(a) Condition of Additional Closing(s). At any time and from time to time on or prior to 5 February 2006, the Company may, at one or more additional closings (each an “Additional Closing”), with the consent of the Investors, offer and sell to other investors (“New Investors”), at a price per Series B Share equal to that paid by Investors at the Closing, up to that number of Series B Shares having an aggregate sale price not greater than US$3.0 million.

(b) Amendments. The Company and the New Investors purchasing Series B Shares at each Additional Closing will execute counterpart signature pages to this Agreement, the Registration Rights Agreement in the form attached as Exhibit B (the “Registration Rights Agreement”), the Shareholders’ Agreement in the form attached as Exhibit C (the “Shareholders’ Agreement”) (together with the Restated Articles and the Registration Rights

Agreement, the “Related Agreements”), and such New Investors will, upon delivery to the Company of such signature pages, become parties to, and bound by, this Agreement, the Registration Rights Agreement and the Shareholders’ Agreement each to the same extent as if they had been Investors at the Closing. Immediately after each Additional Closing, Schedule I to this Agreement will be amended to list the New Investors purchasing Series B Shares hereunder and the number of Series B Shares purchased by each New Investor under this Agreement at each such Additional Closing. The Company will promptly furnish to each Investor copies of the amendments to Schedule I referred to in the preceding sentence.

(c) Status of New Investors. Upon the completion of each Additional Closing as provided in this Section 1.3, each New Investor will be deemed to be an “Investor” for all purposes of this Agreement and an “Investor” for all purposes of the Registration Rights Agreement and the Shareholders’ Agreement.

2. Representations and Warranties of the Warrantors.

Each Warrantor hereby represents and warrants jointly with the other Warrantors and severally to each Investor that, except as set forth on the Schedule of Exceptions attached hereto as Schedule II (which exceptions shall be deemed to be representations and warranties as if made hereunder), each of the matters set out in this Section 2 is true and correct as at the date of this Agreement and as at the Closing.

2.1 Organization Good Standing and Qualification. Schedule III sets out the full corporate particulars of the Company. Schedule IV sets out full corporate particulars of each of the subsidiaries of the Company (the “Subsidiaries”) and Shanghai CGEN Digital Media Network Co., Ltd. The Company, the Subsidiaries and OpCo shall be collectively referred to as the “Group” and each a “Group Company”, “member of the Group”, or “Group member”. The details of each member of the Group as set out in Schedules III and IV are true and accurate. Each member of the Group is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has the requisite corporate power, right and authority to carry on its business as now conducted and as proposed to be conducted. Each member of the Group is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify could reasonably be expected to have a material adverse effect on its, or the Group’s business, operations, operating results, properties, assets, condition, liabilities or ability to perform any of its obligations under any contract or agreement (“Material Adverse Effect”).

2.2 Authorization. Each Warrantor has all requisite corporate power to execute and deliver this Agreement, to carry out and perform its obligations under this Agreement, to own, lease and operate its properties and to carry on its business as now conducted, and as proposed to be conducted. All corporate action on the part of each Group Company, and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Restated Articles, the Registration Rights Agreement, the Shareholders’ Agreement, the performance of all obligations of each Warrantor hereunder and thereunder and the authorization, issuance and delivery of the Securities has been taken or will be taken prior to the Closing, and this Agreement, the Restated Articles and the Related Agreements constitute valid and legally binding obligations of each Warrantor party hereto or thereto, enforceable against such Warrantor in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting the rights of creditors generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (ii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable securities laws. The Series B Shares, when issued in compliance with the provisions of this Agreement, will be duly authorized, validly issued and will be fully paid and non-assessable and will have the rights, preferences and privileges described in the Restated Articles. The Ordinary Shares issuable upon conversion of the Series B Shares have been duly authorized, duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Restated Articles will be duly authorized, validly issued, fully paid and non-assessable. The Securities will be free of any liens, charges or encumbrances other than those created by or imposed upon the holders thereof through no action of any Warrantor, and the Securities will be free of restrictions on transfer, other than the restrictions on transfer under this Agreement and the Related Agreements or under applicable securities laws.

2.3 Capitalization, Share Incentive Plan.

As at the date of this Agreement and immediately prior to Closing, the authorized and issued capital of the Company is as set out in Schedule III and Exhibit D-1. The authorized capital of the Company consists, or will consist, contemporaneously with the Closing, of:

(a) Preferred Shares. One Hundred Thirty Million (130,000,000) Series B Redeemable Convertible Preferred Shares, and One Hundred Million (100,000,000) Series A Redeemable Convertible Preferred Shares, par value US$.000001 per share (the “Series A Shares”). The rights, privileges and preferences of the Series B Shares and the Series A Shares are as stated in the Restated Articles. Assuming purchase and subscription in full of all Series B Shares available for purchase and subscription under this Agreement, the share capital of the Company (including without limitation issued shares, shares authorized for issuance and shares issuable upon exercise of authorized optional or convertible securities) is set forth in the capitalization table in Exhibit D-2.

(b) Ordinary Shares. Seven Hundred Million (700,000,000) Ordinary Shares, par value US$.000001 per share, of which One Hundred Million (100,000,000) are issued and outstanding, One Hundred Eleven Million (111,000,000) shall be reserved for issuance upon conversion of issued and outstanding Series A Shares and One Hundred Fifty Million (150,000,000) shall be reserved for issuance upon conversion of issued and outstanding Series B Shares.

(c) Issued Shares. A true and complete list of (x) the Company’s shareholders and their holdings and (y) those Persons (as defined below) holding options, warrants or other rights to purchase any class of the Company’s share capital (excluding conversion privileges of the Series B Shares and the Series A Shares) and their holdings, prior to the issuance of the Series B Shares purchased hereunder and assuming issuance of all Series B Shares purchased hereunder, is set forth in Exhibits D-1 and D-2 respectively to this Agreement. All of the issued and outstanding shares of the Company as of the Closing are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities laws. The Series B Shares have been duly authorized, and when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully-paid and non-assessable, will be issued in compliance with all applicable securities laws, and will be free of any preemption or similar rights or liens, security interest, pledges, claims, restrictions, equities, charges and encumbrances of any nature whatsoever (“Encumbrances”) other than as contemplated by the Related Agreements. The Ordinary Shares issuable upon the conversion of the Series B Preferred Shares in accordance with the Restated Charter, have been duly authorized, and upon issuance in connection with such conversion, will be duly and validly issued, fully-paid and non-assessable, will be issued in compliance with all applicable securities laws, and will be free of any preemption or similar rights or Encumbrances other than as contemplated by the Related Agreements. Without prejudice to the foregoing provisions, Yi Sing CHAN warrants and represents to the Investors that as at the date of this Agreement, he is the legal owner of 97,087,661 Ordinary Shares and 4,853,898 Series A Shares (the “Founder Shares”), that as at date hereof and as at Closing the Founder Shares are duly and validly issued, fully-paid and non-assessable, have been issued in compliance with all securities laws, are free of any preemptive or similar rights and he has not provided any pledge, mortgage, lien, encumbrance or security interest in respect of any such Founder Shares.

(d) Voting and Other Agreements. Except for conversion privileges of the Series B Shares and the Series A Shares, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements, orally or in writing, for the purchase, redemption or acquisition from the Company of any shares of its share capital. Except as otherwise contemplated herein, the Company is not a party or subject to any agreement or understanding, and, to the Knowledge of the Warrantors, there is no agreement or understanding between any individual partnership, limited liability company, joint venture, corporation, association trust or any other entity or organization (collectively, a “Person”) that affects or relates to (A) the voting or giving of written consents with respect to any security of the Company (including, without limitation, any voting agreements, voting trust agreements, shareholder agreements or similar agreements) or the voting by a director of the Company or (B) the sale, transfer or other disposition with respect to any security of the Company.

2.4 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association or other business entity other than in the Subsidiaries and OpCo. No Persons other than the Company or the WFOE holds any option, warrant or other right to purchase any class of any share capital of any of the Subsidiaries or OpCo. All of the issued and outstanding shares of each of the Subsidiaries and OpCo are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities laws.

(a) Capitalization of CGEN HK

(i). The Company is the sole legal and beneficial shareholder of CGEN Media Technology Co., Ltd., a company organized under the laws of Hong Kong (“CGEN HK”).

(ii). There are no outstanding rights of first refusal, preemptive rights or other rights, warrants, options, conversion privileges, subscriptions, or other agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel CGEN HK to increase or decrease its authorized or issued share capital or to issue, repurchase or redeem any of such capital.

(b) Capitalization of WFOE.

(i). Registered Capital. The registered capital of WFOE has been fully funded by CGEN HK in accordance with the terms of WFOE’s articles of association. CGEN HK is the sole legal and beneficial holder of all of the equity interest of WFOE. Such capitalization of WFOE and the ownership of WFOE by CGEN HK have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked.

(ii). Other Securities. There are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the WFOE to increase or decrease the WFOE’s registered capital.

(c) Capitalization of OpCo.

(i). All of the registered capital of OpCo has been paid in full.

(ii). GAO Weiming [GRAPHIC APPEARS HERE] holds 49.5 percent of record, CAO Xiaofeng ( ) holds 18 percent of record, YAO Fang ( ) holds 13.5 percent of record, TIAN Guanyong ( ) holds ten percent of record and ZHU Haiguang ( ) holds nine percent of record, respectively, of the equity interest in OpCo, as at the date hereof.

(iii). The Persons identified in paragraph (ii) are the only Persons with direct or indirect interests in the equity capital of OpCo, and each such Person holds its respective interests in OpCo free and clear of any Encumbrances, except as provided under the call option agreement dated January […], 2006 among WFOE, OpCo and the shareholders of OpCo (the “OpCo Call Option”). None of such Persons will transfer, alienate or dispose of any direct or indirect interest in OpCo or create any Encumbrance over any such interest except as required pursuant to this Agreement or the OpCo Call Option.

(iv). Except pursuant to the OpCo Call Option, there are no outstanding rights of first refusal, preemptive rights or other rights, warrants, options, conversion privileges, subscriptions, or other agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel OpCo to increase or decrease its registered capital or to issue, repurchase or redeem any of such registered capital or its issued capital.

2.5 Compliance with Other Instruments. No member of the Group is in violation or default of any provisions of (i) its Articles and Memorandum of Association (or equivalent charter documents) or (ii) any instrument, contract, undertaking, understanding, indenture or agreement to which it is a party or by which it is bound (each a “Contract”) or of any judgment, order, writ, decree, statute, rule or regulation applicable to such member of the Group, except where any such violation or default could not reasonably be expected to result in (x) the Group member’s loss of any right granted under any Contract or (y) a Material Adverse Effect. The execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any violation, or constitute a default, by any member of the Group under any such Contract, judgment, order, writ, decree, statute, rule or regulation or an event that results in the creation of any lien, charge or encumbrance upon any assets of any member of the Group whether with or without the passage of time or the giving of notice, or both.

2.6 Consents. No consent, approval, license, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or any party to a Contract or any other third party is required by any Warrantor in connection with (x) the valid execution and delivery of this Agreement and the Related Agreements, (y) the offer and sale of the Securities or (z) the consummation of the transactions contemplated by this Agreement and the Related Agreements, except such filings as may be required under applicable securities laws, which filings will be timely filed within the applicable periods therefore.

2.7 Permits. Each member of the Group has all franchises, permits, licenses and any similar authority as necessary for the conduct of its business as now being conducted by it, except for those franchises, permits, licenses or similar authority the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. No member of the Group is in material default under any of such franchises, permits, licenses or other similar authority. The execution, delivery and performance of and compliance with this Agreement and Related Agreements and the issuance of the Securities will not result in suspension, revocation, impairment, forfeiture or non-renewal of any such franchise, permit, license or similar authority that could reasonably be expected to result in a Material Adverse Effect.

2.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of each Warrantor, currently threatened against any member of the Group or any of their respective properties nor to the Knowledge of any Warrantor is there any basis for the foregoing, including, without limitation, any action, suit, proceeding or investigation that questions the validity of this Agreement or any Related Agreement or any action to be taken in connection herewith or therewith. No member of the Group nor any of their respective properties is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by any member of the Group currently pending or which any member of the Group currently intends to initiate.

2.9 Patents and Other Intangible Assets.

(a) All patents and patent rights, entity models, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, internet domain names and sub-domains, inventions, processes, formulas, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes), license rights to use packaged software and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, entity models, trademarks, service marks, copyrights and internet domain names and sub-domains (collectively, “Intellectual Property”) used in the business or businesses of any member of the Group:

(i) is owned by the Company or relevant member of the Group as the sole legal and beneficial owner, free of any license or encumbrance in favor of a third party (the “Group’s Intellectual Property”); or

(ii) is used by the Group in accordance with the terms of a current license from the owner of that Intellectual Property (“Licensed IP”).

(b) Each of the Group’s Intellectual Property that is material to the business or businesses of any member of the Group is set forth in Schedule 2.9(c).

(c) None of the Group’s Intellectual Property has been wrongfully or unlawfully acquired by the Group. Each of the registrations (and applications therefor) of the Group’s Intellectual Property is valid. Neither any member of the Group nor any other Person has breached or alleged a breach of any of the licenses under the Licensed IP during the six years preceding the date of this Agreement. The Group’s Intellectual Property, and the validity or subsistence of the Group’s right, title and interest therein, is not the subject of any current, pending or threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification, and has not during the period of six years prior to Closing been the subject of any challenge, claim or proceeding, and to the Company’s Knowledge there are no facts or matters that might give rise to any such challenge, claim or proceeding. The Group has taken commercially reasonable efforts to preserve the Group’s Intellectual Property and without limitation, all renewal fees regarding the Group’s Intellectual Property due on or before Closing have been paid in full. No member of the Group has entered into any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing, or otherwise permitting the use or exploitation, of the Group’s Intellectual Property or that prevents, restricts or otherwise inhibits the Group’s freedom to use and exploit the Group’s Intellectual Property. To the Knowledge of each Warrantor, none of the Group’s Intellectual Property is currently being infringed by any third party or has been so infringed during the six-year period preceding Closing and no third party has threatened any such infringement. No third party has, during the two years preceding the date of this Agreement made, threatened or brought any challenge, claim or proceedings in relation to the Group’s use of the Licensed IP (and to each Warrantor’s Knowledge there are no facts or matters that might give rise to any such challenge, claim or proceedings). The carrying on of the Group’s business or businesses as presently constituted does not require any licenses or consents from (except for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software and for Licensed IP), or the making of royalty or similar payments to, any third party, to the Knowledge of the Warrantors no member of the Group uses or needs to use any processes or is engaged in any activities that infringe any Intellectual Property belonging to any third party and no member of the Group has within the six years preceding this Agreement used any Intellectual Property in a way that has infringed or infringes the Intellectual Property rights of a third party. No Warrantor has any Knowledge that that any employees of any Group member is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court, that would interfere with the use of such employees’ best efforts to promote the interest of the Group or that would conflict with the Group’s business as conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Group’s business by the employees of the Group as conducted will, to the Knowledge of each Warrantor, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. To the Knowledge of each Warrantor, it is not and will not be necessary to use any inventions of any of employees of any Group member (or persons it currently intends to hire) made prior to their employment with the Group. Each Founder and each officer or employee of any Group Company who has developed any Intellectual Property in the course of his or her employment or service with the Group has, where necessary, validly assigned to the Company or the WFOE all rights, title and interest that he or she may have in or to any such Intellectual Property.

(d) No member of the Group has entered into any agreement, other than as set forth on Schedule 2.9(d) and provided to the Investors or their counsel, to indemnify any other person against any charge of infringement or misappropriation of any Group’s Intellectual Property.

(e) Each Group Company has taken all reasonably necessary action to protect and preserve (i) the validity and enforceability of trade and service marks and associated goodwill included in the Group’s Intellectual Property; (ii) the enforceability of copyrights and the confidentiality, validity and enforceability of pending patent applications included in the Group’s Intellectual Property; (iii) the validity and enforceability of patents included in the Group’s Intellectual Property; and (iv) the confidentiality and enforceability of trade secrets and the confidentiality of other proprietary information included in the Group’s Intellectual Property.

(f) There is no agreement pursuant to which any current or former employee or consultant of any Group Company has rights to any part of the Group’s Intellectual Property.

(g) Each Founder, and each senior manager and key technical employee of the Group identified in Schedule 2.9(g), has or as of Closing will have executed an Intellectual Property Rights Assignment, Non-Competition and Confidentiality Agreement substantially in the form of Exhibit G to this Agreement (a “Confidentiality Agreement”).

2.10 Marketing Rights. No member of the Group has granted rights to market or sell its products to any other Person and no member of the Group is bound by any agreement that affects any such member of the Group’s exclusive right to market or sell its products.

2.11 Agreements, Action.

Save as disclosed in Schedule 2.11, neither the Company nor any member of the Group is a party to or bound by:

(a) any note, bond debenture or other evidence of indebtedness, or any Contract, judgment, order, writ, decree, commitment or understanding under which it has borrowed any money or issued any note, bond, debenture or other evidence of indebtedness, or any mortgage, pledge, security agreement, deed of trust, financing statement or other document granting any lien, encumbrance or security interest (including liens, encumbrances or security interests upon properties acquired under conditional sales, capital leases and other title retention or security devices), or any guaranty or endorsement (other than endorsements for collection in the ordinary course of business) of, or other contingent obligations in respect of, indebtedness for borrowed money or other liabilities or obligations of others, in any separate case in excess of US$50,000 in principal amount or US$100,000 in the aggregate;

(b) any Contract, judgment, order, writ, decree, commitment, arrangement or understanding relating to any joint venture, partnership or sharing of profits or losses with any Person or entity or permitting any Person or entity to use any technology, know-how or proprietary information of the Company;

(c) any Contract, instrument, judgment, order, writ, decree, commitment for the future purchase by any member of the Group of any materials, equipment, services or supplies that (A) involves the payment of more than US$50,000, (B) continues for a period of more than twelve months, (C) by its terms requires the Company to purchase the entire output or services of a supplier or (D) provides that any supplier will be the exclusive supplier of the Group;

(d) any Contract, instrument, judgment, order, writ or decree for the sale or other disposition by the Group of its assets or properties other than in the ordinary course of business, or for the merger, or consolidation of any member of the Company with any other Person;

(e) any Contract, instrument, judgment, order, writ or decree containing covenants purporting to limit the freedom of the Group to compete in any line of business or in any geographic area;

(f) any Contract, instrument, judgment, order, writ or decree not elsewhere specifically disclosed pursuant to this Agreement involving the payment or receipt by any member of the Group of more than US$50,000 per year or US$100,000 over the term thereof;

(g) any Contract with a consultant which provides for payment during the term of the Contract of more than US$50,000;

(h) any Contract with any employee of the Group that provides for payment of US$50,000 or more per annum; or

(i) any sale or purchase option or similar contract or arrangement affecting any assets owned or used by any Group Company or by which any Group Company is bound; or

(j) any agreements restricting the freedom of any member of the Group to provide and take goods and services or to manage its own business affairs by such means and from and to such persons as it may from time to time think fit.

Other than as required by this Agreement, the Related Agreements, the Restated Charter and the Contracts identified in Section 2.11 of Schedule II, (i) no Group Company has entered into any agreement with, or given any undertaking or assurance to, any of the existing shareholders of the Company or their affiliates, and (ii) there are no agreements binding on the Company which prohibit or restrict the sale, disposal or transfer of any equity securities (or any interests therein) owned by the Company.

True and complete copies of all Contracts identified in Section 2.11 of Schedule II (collectively, the “Scheduled Contracts”) have been provided to counsel for the Investors. The Company has not received any notification of any breach, or default under any of the Scheduled Contracts.

No member of the Group has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital, (ii) other than as expressly set forth in the Financial Statements (as defined below in Section 2.17), incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$500,000 or in excess of US$1,000,000 in the aggregate, (iii) made any loans or advances to any Person or entity other than ordinary advances for travel expenses for employees in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights other than in the ordinary course of business and at arm’s length.

No member of the Group is a party to or bound by any Contract, or subject to any restriction under its Charter or other constitutional documents that will have a Material Adverse Effect.

2.12 Brokers or Finders. Except as shown on the Schedule of Exceptions, no member of the Group has incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the Related Agreements.

2.13 No Conflict of Interest. Except as described in the Financial Statements, no member of the Group is indebted, directly or indirectly, to any of its officers, directors or shareholders in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business. None of the officers, directors or shareholders of any member of the Group is indebted to such member of the Group, or any other member of the Group or, to each Warrantor’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which any member of the Group is affiliated or with which any member of the Group has a business relationship, or any firm or corporation that competes with the Group. No member of the Group is a guarantor or indemnitor of any indebtedness of any other Person. None of the officers, directors or shareholders of any member of the Group is directly or indirectly interested in any Contract with a member of the Group. None of the officers, directors or shareholders of any member of the Group or any affiliate of any such Person has had, either directly or indirectly, any interest in (a) any Person that purchases from or sells, licenses or furnishes to a member of the Group any goods, property, proprietary assets, Intellectual Property or other property rights or services; or (b) any Contract or agreement to which a member of the Group is a party or by which it may be bound or affected.

2.14 Rights of Registration. Except as contemplated in the Registration Rights Agreement, at the time of Closing no member of the Group will be obligated to grant to any Person any registration rights, including piggyback rights, that are pari passu or senior to the registration rights to be granted pursuant to the Registration Rights Agreement.

2.15 Corporate Documents and Minute Books. The copy of the minute books of the Company provided to the counsel for the Investors contains minutes of all meetings of directors (including committees thereof) and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects. Each Group Company has properly kept all books, records and registers required to be kept by it under any applicable material laws. Each Group Company has filed or delivered all material returns, particulars, resolutions and other documents required to be filed with or delivered to any governmental authority in respect of such Group Company.

2.16 Title to Property and Assets. (a) Each member of the Group owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such mortgages, encumbrances, loans and liens that arise in the ordinary course of business and do not materially impair such member of the Group’s ownership or use of such property or any assets. With respect to the property and assets it leases, including the leased property described on Schedule V, the relevant member of the Group is in compliance in all material respects with such leases and, to each Warrantor’s Knowledge, holds a valid leasehold interest free of any material liens, claims, loans or encumbrances and is in compliance with such leases.

(b) Each member of the Group owns or has a valid right to use all its property and assets necessary for its business as now conducted, including the leased property described on Schedule V, and, to Knowledge of each Warrantor, without any infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind granted by any member of the Group relating to any of its property or assets, nor is any member of the Group bound by or a party to any options, licenses or agreements of any kind with respect to any of the property or assets of any other Person except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software and the Licensed IP.

(c) Except as would not have a Material Adverse Effect, the assets owned, possessed or used by the Group comprise all the assets required to enable the Group to carry on its business in the ordinary course.

(c) No debt owed to any Group member is more than three months overdue for payment. No Group member has released any debt on terms permitting the debtor thereunder to pay less than the book value of the debt, and no debt owing to any Group member has been deferred, subordinated or written off or is reasonably believed to be unrecoverable.

2.17 Financial Statements. (a) The Company has delivered to the Investors its unaudited consolidated financial statements (including balance sheet and profit and loss statement and statement of cash flows, the “Financial Statements”) as of and for the nine months ended September 30, 2005 (the “Balance Sheet Date”). The Financial Statements truly and fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, neither the Company nor any Subsidiary has any liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business and at arm’s length subsequent to the Balance Sheet Date and (ii) obligations under contracts and commitments incurred in the ordinary course of business and at arm’s length, which, in both cases, individually or in the aggregate would not have a Material Adverse Effect.

(b) The Company has delivered to the Investors the audited financial statements (including balance sheet and profit and loss statement and statement of cash flows) of OpCo as of and for the nine months ended September 30, 2004, and its unaudited consolidated financial statements (including balance sheet and profit and loss statement and statement of cash flows, as of and for the year ended September 30, 2005 (the “OpCo Financial Statements”) which truly and fairly present in all material respects the financial condition and operating results of OpCo as of the dates, and for the periods, indicated therein. Except as set forth in such financial statements, OpCo has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business and at arm’s length subsequent to September 30, 2005 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and at arm’s length, which, in both cases, individually or in the aggregate would not have a Material Adverse Effect.

(c) Full disclosure of and adequate provisions for bad and doubtful debts and all liabilities, actual, contingent or otherwise and of all financial commitments in existence at the Balance Sheet Date have been made in the Financial Statements and the OpCo Financial Statements.

(d) The results shown by the Financial Statements and the OpCo Financial Statements on the Balance Sheet Date have not (save as therein disclosed) been affected by an extraordinary or exceptional or non-recurring item or by any other circumstances rendering the profits or losses for the period covered by the Financial Statements and the OpCo Financial Statements unusually high or low.

(e) The Financial Statements and the OpCo Financial Statements reserve or provide in full for all Taxation (as defined below) for which the Group was at the Balance Sheet Date liable, and whether or not the Group has or may have any right of reimbursement against any other Person, the Financial Statements and the OpCo Financial Statements have provided for in full for any contingent or deferred liability to Taxation.

(f) None of the Group’s assets has been acquired for any consideration in excess of its net realizable value at the date of such acquisition or otherwise than by way of a bargain at arm’s length.

(g) The rates of depreciation adopted in the Financial Statements and the OpCo Financial Statements were sufficient for each fixed asset of the Group to be written down to nil by the end of its useful life.

(h) The management accounts have been prepared in accordance with the disclosed accounting policies of the Group and on a consistent basis as those used in the audited accounts and show a fair view of the assets and liabilities, profits and losses of the Group as at and to the date of the management accounts.

(i) The Financial Statements and the OpCo Financial Statements have been prepared in accordance with the requirements of the relevant statutes and on a consistent basis.

2.18 Changes. For the purposes of this Section 2.18, the Financial Statements shall be deemed to include the OpCo Financial Statements. Since September 30, 2004, there has not been:

(a) any change in the business, assets, properties, liabilities, condition or operating results of the Group from that reflected in the Financial Statements, except changes in the ordinary course of business that could not result in a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, assets, properties, liabilities or condition or operating results of the Group;

(c) any waiver (or partial waiver) or compromise by any member of the Group of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any member of the Group, except in the ordinary course of business that is not material to the business, properties or condition of such member of the Group;

(e) any material change to a Contract entered into by any member of the Group;

(f) any change in any compensation arrangement or agreement with any employee, officer, director, shareholder, consultant or finder of any member of the Group;

(g) any sale, disposition, assignment or transfer of Group’s Intellectual Property;

(h) any sale, disposition, assignment or transfer of any tangible assets of the Group, except in the ordinary course of business;

(i) any resignation or termination of employment of any officer or key employee of the Group and there is no impending resignation or termination of employment of any director, officer or employee of any Group member that, if consummated, is likely to have a Material Adverse Effect;

(j) receipt of notice that there has been a loss of, or order cancellation by, any major customer of any member of the Group or cancellation or discontinuance by any major supplier or service provider of any member of the Group;

(k) any mortgage, pledge, transfer of a security interest in, or lien, created by any member of the Group with respect to any of its properties or assets, except liens for taxes not yet due or payable;

(l) any payment, loan, advance or guaranty made by any member of the Group to, or any sale, transfer or lease of any properties or assets by any member of the Group or any other agreement or arrangement entered into by any member of the Group with or for the benefit of, its employees, officers, directors or shareholders other than travel advances to employees or directors made in the ordinary course of its business consistent with past practice;

(m) any declaration, setting aside or payment or other distribution in respect to any of the share capital of any member of the Group, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by any member of the Group;

(n) any change in the line of business of any member of the Group;

(o) any debt, obligation (other than contracts with the Group’s customers in the ordinary course of business), or liability incurred, assumed or guaranteed by any member of the Group individually in excess of US$500,000; or

(p) any arrangement or commitment by any member of the Group to do any of the above items described in this Section 2.18.

2.19 Employment Benefit Plans. No member of the Group is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee or consultant compensation plan or agreement. No employee of any member of the Group has been granted the right to continued employment by such member of the Group or to any material compensation following termination of employment with such member of the Group.

2.20 Tax, Tax Returns and Payments. (a) Each member of the Group has filed or caused to be filed all required Tax Returns (as defined below) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed by each member of the Group and all Taxes (as defined below) shown on such Tax Returns payable by such entity have been properly accrued or paid to the extent such Taxes have become due or are being contested in good faith, and for which reserves therefor have been established by the Group in accordance with generally accepted accounting principles. No member of the Group has executed any waiver or extensions of any statute of limitations on the assessment or collection of any Tax or with respect to any liability arising therefrom. None of the income Tax Returns for any member of the Group has been audited by any taxing authority. To the Knowledge of each

Warrantor, no member of the Group is or expects to be involved in any dispute in relation to Tax and there is no relevant governmental authority concerned which has investigated or indicated that it intends to investigate the Tax affairs of any member of the Group. For purposes of Section 2.17 and this Section 2.20, “Taxes” means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature imposed, levied, collected withheld or assessed by any governmental authority or other taxing or similar authority in any part of the world and includes (i) any interest, additional tax, penalty or other charge payable or claimed in respect thereof and (ii) any central, provincial or local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions; and “Tax Return” means any central, provincial or local tax return, report, statement and other similar filings required to be filed by any member of the Group with respect to Taxes.

(b) The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the relevant member of the Group, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental authority, except during routine annual inspection of the OpCo and the Subsidiaries incorporated in the PRC by the relevant PRC governmental authorities nor has any such governmental authority notified any Group member of its intention to do so. Since the Balance Sheet Date, none of the members of the Group has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each member of the Group has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. No member of the Group has entered into or been engaged in or been a party to any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to tax of such member of the Group. No tax scheme in effect, as previously applied in the Financial Statements has been illegal under any applicable laws.

2.21 Insurance. Each member of the Group has in full force and effect insurance policies in amounts customary for companies similarly situated and nothing has been done or omitted to be done by or on behalf of such member of the Group that would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and to the Knowledge of each Warrantor there are no circumstances likely to give rise to such a claim or result in an increased rate of premium. All information furnished in obtaining or renewing the insurance policies of any member of the Group was accurate in all material respects when given and any change in that information required to be given was correctly given in all material respects. No member of the Group is in default under any of these policies or suffered any uninsured losses or waived any rights of material or substantial value or allowed any insurances to lapse. No Group member has been refused any insurance coverage sought or applied for, and the Company has not been notified in writing that it will be unable to renew its existing insurance coverage.

2.22 Labor Agreements and Actions. No member of the Group is bound by or subject to any written or oral, express or implied, contract, commitment or arrangement (including, without limitation, collective bargaining agreements) with any labor union, and no labor union has requested or, to the Knowledge of each Warrantor, has sought to represent any of the employees, representatives or agents of any member of the Group. There is no strike or other labor dispute involving any member of the Group pending, or to the Knowledge of each Warrantor, threatened, that could reasonably be expected to have a Material Adverse Effect. Each member of the Group has complied in all material respects with all applicable laws related to employment. No member of the Group has engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Effect. No member of the Group has a present intention to terminate the employment of any officer or key employee, or any group of key employees.

2.23 Environmental and Safety Laws. To each Warrantor’s Knowledge, no member of the Group is in violation in any material respect with any applicable statute, law or regulation relating to the environment or occupational health and safety that would have a material adverse effect on its employees, and to the Knowledge of each Warrantor, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.24 No Other Business. The Company was formed solely to acquire and hold an equity interest in CGEN HK and WFOE (indirectly through its ownership of CGEN HK). Since their formation, the Company and the CGEN HK have not engaged in any business and have not incurred any liability except in the ordinary course of their business of acquiring and holding the equity interest of CGEN HK and WFOE, respectively.

2.25 Other Representations and Warranties Relating to WFOE and OpCo.

(a). The constitutional documents and certificates and related material Contracts of WFOE and OpCo are valid and have been duly approved or registered (as applicable) by competent PRC governmental authorities.

(b). All material consents, approvals, authorizations or licenses requisite under the PRC law for the due and proper establishment and operation of WFOE and OpCo have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

(c). All filings and registrations with the PRC governmental authorities required in respect of WFOE and OpCo and its operations including, without limitation, the registrations with Ministry of Commerce, State Administration of Industry and Commerce, State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC rules and regulations.

(d). each of WFOE and OpCo has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC government authorities. There are no outstanding rights of, or commitments made by any member of the Group to sell any equity interest in WFOE or OpCo, as applicable.

(e). each of WFOE and OpCo is not in receipt of any letter or notice from any relevant PRC governmental authority notifying it of revocation of any licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out by WFOE or OpCo as the case may be.

(f). each of WFOE and OpCo has conducted its business activities within the permitted scope of business or has otherwise operated its business in material compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC governmental authorities.

(g). As to licenses and approvals requisite for the conduct of any part of WFOE’s or OpCo’s, as applicable, business which are subject to periodic renewal, no Warrantor has any Knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC governmental authorities.

(h). With regard to employment and staff or labor, each of OpCo and WFOE has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

2.26 Disclosure and Accuracy of Information. Each Warrantor has fully provided the Investors with all the relevant information that the Investors (or their counsel) have requested for deciding whether to subscribe for the Series B Shares and, to the Knowledge of the Warrantors, all information necessary to enable each Investor to make a fully informed decision as to whether or not to subscribe for the Series B Shares. All information contained in this Agreement (including the Recitals, Exhibits and the Schedules) and the other documents referred to herein (except such information as provided by the Investors) and the Related Agreements is true, accurate and complete in all respects and not misleading in any respect.

2.27 Reliance. The Warrantors acknowledge that the Investors have entered into this Agreement in reliance upon the representations and warranties given by them and that they are given with the intention of inducing the Investors to enter into this Agreement.

2.28 Warranties Separate and Independent. Each of the warranties is separate and independent and, except as provided in the Schedule of Exceptions, is not limited: (a) by reference to any other paragraph of Section 2; or (b) by anything in this Agreement, and none of the warranties shall be treated as qualified by any constructive knowledge on the part of the Investors or any of their respective agents. Each of the warranties is without prejudice to any other warranty and, except where expressly stated otherwise, no provision contained in this Agreement shall govern or limit the extent or application of any other warranty. A reference made to a particular part of a document when making a disclosure under the Schedule of Exceptions of any matter shall not be treated as a disclosure of the whole document.

2.29 Business Plan. The business plan of the Group set forth in Exhibit H (the “Business Plan”), including the budget, capital expenditure plan and projections set forth therein, has been drawn up based on fair, proper and reasonable assumptions in good faith and in a professional workmanlike manner and on a realistic basis, after due and careful consideration of all relevant facts and circumstances, and does not give a misleading indication of the prospects of the Group. There has been no omission from the Business Plan that would make it misleading.

2.30 Transactions with Affiliates. Except as required by this Agreement, the Related Agreements, the Restated Charter, the contractual arrangement between WFOE and OpCo or the transactions contemplated hereby or thereby, (i) no director or senior manager of any member of the Group, no spouse, parent, sibling or children of any such director or senior manager, and no entity controlled by any of the foregoing, has any agreement, understanding, proposed transaction with, indebtedness owing to, commitments to make loans or to extend or guarantee credit from any member of the Group other than in the ordinary course of business; (ii) the sum of the value of all agreements, understandings, proposed transactions with, indebtedness owing to, commitments to make loans or to extend or guarantee credit by all members of the Group with respect to any director or senior manager of the Group, the spouse, parents, siblings and children of such director or senior manager, and any entity in which such director, senior manager or such relatives thereof have a direct or indirect ownership interest of not less than 0.1%, do not exceed US$10,000; and (iii) no director or senior manager of any member of the Group, no spouse, parent, sibling or children of any such director or senior manager, and no entity controlled by any of the foregoing, has any direct or indirect ownership interest in any affiliate of any member of the Group or in any firm or corporation that competes with any member of the Group.

2.31 Knowledge. In this Agreement, “Knowledge” means best knowledge, of the entity to which knowledge is attributed and includes knowledge, information, belief or awareness that it would have if its principal executive and financial officers had made due and diligent enquiries and investigation.

3. Representations and Warranties of the Investor.

Each Investor, severally and not jointly, hereby represents and warrants to the Company as follows:

3.1 Authorization. This Agreement and the Related Agreements, when executed and delivered by such Investor, will each constitute a valid and legally binding obligation of such Investor, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (ii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement the Investor hereby confirms, that the Series B Shares to be acquired by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of securities laws. The Investor represents that it has the requisite power and authority to enter into, execute, deliver and perform this Agreement.

3.3 Investment Experience. Each Investor represents that such Investor is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to the Company and acknowledges that such Investor is able to fend for himself, herself or itself, can bear the economic risk of such Investor’s investment, and has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the investment in the Securities. Without prejudice to the representations and warranties of the Company herein or its obligations hereunder, the Investor has had the opportunity to inquire of the Company and its senior management regarding information the Investor believes is necessary for it to make an informed decision in purchasing the Securities, has received all information so requested and has had the opportunity to conduct such due diligence review as it has deemed appropriate.

3.4 No Public Market. The Investor acknowledges that the Securities must be held indefinitely. The Investor understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.

3.5 Compliance with Laws. Such Investor is satisfied as to the full observance of the securities laws of such Investor’s jurisdiction in connection with any invitation to subscribe for the Series B Shares or any transaction contemplated by this Agreement, including (i) the legal requirements of such Investor’s jurisdiction for the purchase of the Series B Shares and (ii) any governmental or other consents that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. Such Investor’s subscription and payment for, the Securities will not violate any applicable securities laws of such Investor’s jurisdiction.

4. Conditions to Investors’ Obligations at Closing.

The obligations of each of the Investors under this Agreement are subject to the fulfillment, or the waiver by each of the Investors, of the conditions set forth in this Section 4 on or before the Closing.

4.1 Accuracy of Representations and Warranties. Each representation and warranty of the Warrantors contained in this Agreement shall be true in all material respects (except that the representations and warranties contained in Sections 2.1, 2.2 and 2.3 shall be true without qualification as to materiality) on and as of the date of the Closing with the same effect as though such representation and warranty had been made on and as of that date without reference to the revised schedule contemplated by the immediately following sentence. Immediately prior to the Closing, and with the Investors’ consent the Company may provide each of the Investors with a new Schedule of Exceptions, updated for such Closing, without prejudice to the condition to closing contained in the immediately preceding sentence.

4.2 Performance. Each Warrantor shall have performed and complied in all respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. The chief executive officer of the Company shall deliver to the Investors at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4 Qualifications and Consents. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body and all consents and approvals of any third party that are required in connection with the lawful consummation of the transactions provided for herein and in the Related Agreements (including, without limitation, the lawful issuance and sale of the Securities pursuant to this Agreement) shall be obtained and effective as of the Closing without the imposition of any obligations, liabilities or conditions adverse to the Company or any Investor. Without limiting the generality of the foregoing, each of the Company’s existing shareholders shall have waived any preemptive right or right of first offer (or any comparable right) any such shareholder may have to purchase any of the Securities.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the Related Agreements at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors’ counsel, and the Investors’ counsel shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

4.6 Opinion of Company Counsel. The Investors shall have received from (i) Conyers, Dill & Pearman, special Cayman Islands counsel for the Company, a legal opinion dated as of the Closing, in the form of Exhibit E; and (ii) Grandall Legal Group, special PRC counsel to the Group, a legal opinion dated as of the Closing, in the form of Exhibit F.

4.7 Board of Directors. The Restated Articles shall have been duly and validly adopted, shall have become effective at law, and shall reflect that the Board of Directors of the Company shall consist of seven (7) members. The Restated Articles shall also permit the attendance at Board meetings of up to seven (7) non-voting observers, each Investor having the right to appoint a non-voting observer. As of the Closing, the Board of Directors of the Company shall include Yi Sing CHAN, Guan Yong TIAN and Xiaofeng CAO as nominees of the holders of Ordinary Shares, Pu ZHAI, as nominee of holders of Series A Shares, Jian Huan ZHU (with his alternate director being Vincent CHAN Chun Hung) and GOH Yin Long (with Tina JU as his alternate director), as nominees of holders of Series B Shares, and an independent member approved by the Founders, a majority of the Series A Shares, and the Investors.

4.8 Registration Rights Agreement. The Company and each of the other Investors shall have executed and delivered the Registration Rights Agreement.

4.9 Shareholders’ Agreement. Each holder of Ordinary Shares listed on Exhibit D-1 (the “Principal Shareholders”) and each of the other Investors shall have executed and delivered the Shareholders’ Agreement.

4.10 Officer’s Certificate. The Company’s Secretary shall have delivered to each Investor a certificate dated as of the Closing and signed by the Secretary certifying, among other things, copies of the Board of Directors and shareholder resolutions approving the transactions contemplated by this Agreement and the Related Agreements and true and correct copies of the Restated Articles and the By-laws.

4.11 No Material Adverse Change. Since the execution of this Agreement, there shall not have occurred any event or condition which has had, or could reasonably be expected to have, a material adverse change in the business, assets, properties, liabilities or condition of any member of the Group.

4.12 No Litigation. There shall not be any action, suit, proceeding or investigation of or before any governmental authority pending or threatened (i) with respect to this Agreement, the Related Agreements or any of the transactions contemplated hereby or thereby or (ii) which could reasonably be expected to result in a Material Adverse Effect.

4.13 Payment of Expenses. The Company shall have paid all fees and expenses in accordance with Section 7.8 hereof.

4.14 Share Certificates. At the Closing, the Company shall have tendered to each Investor a certificate representing shares of Series B Shares in accordance with Schedule I hereof, all in form and substance reasonably satisfactory to such Investor.

4.15 Share Option Pool. Prior to Closing, the Company’s Board of Directors shall have approved a plan granting or reserving for issuance options to purchase Ordinary Shares, which plan shall be for present or former employees, officers or consultants of the Company and shall contain upon Closing an amount of reserved Ordinary Shares which, when combined with all other options issued or issuable under any prior or existing plan does not exceed 8% of the Company’s total Ordinary Shares after giving effect to exercise or conversion of all securities of the Company exercisable for or convertible into Ordinary Shares immediately after the Closing.

4.16 Minimum Commitment. The Company shall have received pursuant to this Agreement commitments to purchase Series B Shares in an amount not less than US$10.0 million.

4.17 Confidentiality Agreement. A Confidentiality Agreement shall have been duly executed and delivered by each Founder, and each senior manager and key employee of the Group identified in Schedule VI, and copies of such agreements certified true on behalf of the Company shall have been delivered to the Investors or their counsel.

4.18 Compensation Committee. A compensation committee of the Company that, upon Closing, shall be made up of the chief executive officer of the Company, the nominee to the Board of Directors of the holders of Series A Shares, and the two nominees to the Board of Directors of the holders of Series B Shares shall have been established to formulate and determine on behalf of the Board of Directors, among other things, the compensation, benefits and remuneration of directors, officers and employees of the Group, the terms of the Company’s share incentive plan and the grant of share options or other equity incentives by the Company.

4.19 Authorized Shares. All previously issued 8% Accumulating Preferred Shares of the Company shall have been repurchased or redeemed, and cancelled in full. Other than the Ordinary Shares, Series A Shares and Series B Shares specified in Section 2.3, the Company has no other authorized class of share capital.

4.20 OpCo Agreements. Additional agreements between OpCo and WFOE or other Group members, pursuant to which WFOE or such other Group members maintain control over OpCo and derive payments from OpCo, in each case in form and substance satisfactory to the Investors, shall have been executed and certified true copies thereof shall have been delivered to the Investors or their counsel.

4.21 Due Diligence. A due diligence review of the Group Companies (including but not limited to legal, financial, management, technology, Intellectual Property, process, licenses and government regulatory due diligence) shall have been completed to the satisfaction of the Investors.

4.22 Indemnification Agreement. An indemnification agreement in the form of Exhibit I shall have been duly executed and delivered by the Company in favor of each nominee of the holders of Series A Shares and Series B Shares to the Board of Directors.

4.23 Executive Employment Agreements. Each of Yi Sing CHAN and TIAN Guanyong shall have entered into a service agreement with the Company in form and substance reasonably satisfactory to the Investors for a term of at least three years, and each of CAO Xiao Feng, YAO Fang and ZHU Hai Guang shall have entered into a service agreement with the WFOE in form and substance reasonably satisfactory to the Investors for a term of at least three years, and copies of such agreements certified true on behalf of the Company shall have been delivered to the Investors or their counsel.

4.24 Financial Control Policies. The Group shall have adopted and implemented financial control and reporting policies and procedures satisfactory to the Investors.

4.25 Loan. The Warrantors shall have demonstrated to the reasonable satisfaction of the Investors that they have made best efforts to obtain a renewal or extension of a RMB17,000,000 medium term RMB loan to OpCo by the Bank of Communications, Changning Sub-branch, with a term continuing for at least one year from the date of Closing.

4.26 Extension of Loan Repayment. Top Result Promotion Limited, as lender under the Loan Agreement dated March 8, 2005, as supplemented by a supplemental deed dated April 22, 2005 and an Agreement in Respect of the Loan Agreement and Guarantee US$1,500,000 dated September 16, 2005 (the “September Agreement”), shall have agreed in writing to extend the time for repayment of the first installment due under Clause 3 of the September Agreement, and any other amounts due and payable under the foregoing agreements, to a date that the Investors reasonably consider to be adequate.

If at the Closing the Company fails to tender to the Investors the documents specified herein which are required to be delivered to the Investors at the Closing or if at the Closing any of the conditions specified in this Section 4 have not been fulfilled to each Investor’s satisfaction, or waived by each Investor, such Investor shall, at its election, be relieved of all further obligations under this Agreement, without prejudice to any accrued rights it may have.

5. Conditions of the Company’s Obligations at Closing.

The obligations of the Company under Section 1 of this Agreement are subject to the fulfillment, or waiver by the Company, of each of the following conditions on or before the Closing.

5.1 Representations and Warranties True at Closing. The representations and warranties of the Investors contained in Section 3 hereof shall be true in all material respects on and as of the date of the Closing with the same effect as though said representations and warranties had been made on and as of that date.

5.2 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the date of the Closing; provided that Company shall have the benefit of reliance upon this condition only if the Warrantors have made best efforts, to the satisfaction of the Investors, to obtain all such necessary authorizations, approvals or permits.

5.3 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Investors on or prior to the date of the Closing shall have been performed or complied with.

5.4 Registration Rights Agreement. Each Investor shall have executed and delivered the Registration Rights Agreement.

5.5 Shareholders’ Agreement. Each Investor shall have executed and delivered the Shareholders’ Agreement.

6. Affirmative Covenants of the Group.

Each Group Company hereby covenants and agrees with the Investors as follows:

6.1 Accounting and Reserves. It shall maintain a standard and uniform system of accounting and shall keep proper books and records and accounts in which full, true and correct entries shall be made of its transactions, all in accordance with generally accepted accounting principles applied on a consistent basis through all periods, and shall set aside on such books for each fiscal year all such proper reserves for depreciation, obsolescence, amortization, bad debts and other purposes in connection with its operations as are required by such principles so applied.

6.2 Payment of Taxes and Claims. It shall pay and discharge promptly all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, real, personal or mixed, before the same shall become delinquent, as well as all lawful claims for labor, materials and supplies which, if unpaid, would by law become a lien or charge upon its properties; provided that if both of the following conditions are met in any instance, it shall not be obligated, to pay or discharge, or to cause to be paid or discharged, such tax, assessment, charge, levy or claim: (i) if and for so long as it is contesting in good faith by appropriate proceedings the amount, applicability or validity thereof, and (ii) if it has set aside on its books reserves deemed by it in accordance with generally accepted accounting principles applicable to it to be adequate with respect to such tax, assessment, charge, levy or claim.

6.3 Availability of Ordinary Shares for Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, such number of its duly authorized Ordinary Shares as shall be sufficient to effect the conversion of the Series B Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of the Series B Shares, or otherwise comply with the terms of this Agreement or any Related Agreement, the Company shall forthwith take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

6.4 Governing Instruments. The Company shall not amend the Restated Articles in any manner adverse to the rights of the holders of the Series B Shares.

6.5 Use of Proceeds. The Company shall use the entire proceeds (less reasonable expenses agreed by the Investors) from the sale of the Series B Shares solely for the following purposes or otherwise in accordance with the Business Plan, and in accordance with any control procedures approved by the Investors from time to time:

Repurchase of Accumulating Preferred Shares		$1,870,399
Payment of fees to financial advisors to the Company		$300,000
Payment of legal counsel, and legal and financial due diligence fees to Series B Investors or their advisors		$85,000
Payment of legal fees to Company counsel with respect to Series B Shares financing		$100,000
Payment of legal fees to Company counsel with respect to Series A Shares financing		$100,000
Reimbursement of seven (7) directors of the Company of up to $20,000 per director	Up to $	140,000
Capital expenditure as set forth in Business Plan with respect to approximately 300 new site installations		$4,500,000

Save as specifically provided in this Agreement, no Group Company shall use any proceeds for repayment of any debt or for the repurchase, redemption or cancellation of any securities issued by any Group Company.

6.6 Visa Contract. The OpCo shall execute a binding advertising contract with Visa International Service Association or its affiliate(s) on the usual terms of business of Visa International Service Association or such affiliate(s) within two months of Closing.

6.7 Bank Signatories. The bank account of the Company into which the proceeds from the sale of the Series B Shares hereunder are shall be deposited into a bank account in Hong Kong (the “Main Account”). The Main Account shall only be jointly operated, as at and after Closing, only by the then chief executive officer of the Company and a director of the Company appointed by JAFCO (the “Main Account Signatories”). The amount of each transfer of funds out of the Main Account shall be at least US$250,000 (or if transferring all the cash remaining in the Main Account, any lesser amount representing the balance of the Main Account at that time) and each such transfer shall require the joint signatures of the Main Account Signatories.

6.8 Registration of Media One Player. The Warrantors shall cause, within 60 days of the Closing, the Media One CGEN Electronic Player Control Software to be registered in the name of WFOE.

7. Miscellaneous Provisions.

7.1 Inconsistent Agreements. The Company shall not, and it shall cause each of its subsidiaries not to, enter into any agreement containing any provision that would (a) be violated or breached by the exercise or performance by the Company or its subsidiary of any of their respective rights or obligations under this Agreement or any Related Agreement or (b) impair in any material respect the ability of the Company or any subsidiary to comply with the terms of this Agreement or any Related Agreement.

7.2 Survival; Termination. Subject to the last sentence of this Section 7.2, the warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be limited, diminished or affected by any investigation made by or on behalf of the Investors. This Agreement, including the representations, warranties and covenants made herein, will terminate on the closing of a Qualified Public Offering (as such term is defined in the Restated Articles).

7.3 Transfer of Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties to this Agreement; provided, however, that this Agreement may be assigned to any affiliate of an Investor or any subsequent holder of any Securities. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4 Governing Law and Jurisdiction. It is the intention of the parties that the laws of Hong Kong, as such laws are applied to agreements between Hong Kong residents entered into and to be performed entirely within Hong Kong, shall govern this Agreement in all respects, whether or not all parties hereto are residents of Hong Kong. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be one arbitrator. The arbitrator shall be jointly appointed by the disputing parties or, failing which the Secretary-General of the Centre shall appoint the arbitrator. The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration. The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong and shall not apply any other substantive law. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party. In the course of arbitration, the Parties shall continue to implement the terms of this Agreement except (as between the disputing parties) for the matters under arbitration. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7 Notices.

(a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon (i) the Investors at each such Investors address set forth on Schedule VI with a copy to counsel to such Investor indicated thereon; and (ii) any Warrantor at c/o CGEN Digital Media Company Limited, Suite 3293-94, Tower B, City Center of Shanghai, No. 100 Zunyi Rd., Shanghai 200051; fax: +86 21 6237 1918, attention: Chief Executive Officer, with a copy to Weil, Gotshal & Manges LLP, 4101 CITIC Square, 1168 Nanjing Rd. (W), Shanghai; fax: +86 21 5292 9166, attention: David Meredith, Esq.

(b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by facsimile with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

(c) Any party may, by written notice to the Company, alter its address or respondent, and such notice shall be considered to have been given three (3) days after the airmailing or faxing thereof.

7.8 Expenses. Each of the Company and the Investors shall bear their own expenses incurred with respect to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; provided, however, that the Company will pay at the Closing the reasonable out-of-pocket expenses of the Investors, including, without limitation, the reasonable fees and expenses of one firm of counsel to the Investors, attributable to the negotiation, execution and delivery of this Agreement, the Related Agreements or the transactions contemplated hereby, transaction fees and travel expenses in an amount not exceeding US$85,000; and further provided that the Company will pay such fees in any event should Closing not take place for reasons attributable to any Warrantor.

7.9 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement or any Related Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

7.10 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and the Investors. Any amendment or waiver effected in accordance with this Section 7.10 shall be binding upon each of the Investors and each transferee of the Securities, each future holder of all such securities and the Company.

7.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any of the Securities, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder shall be cumulative and not alternative.

7.13 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

7.14 Further Assurances. Upon request of any of the Investors, all parties hereto agree to promptly execute and deliver all such other instruments and take all such other actions as any Investor may reasonably request from time to time in order to effectuate and carry out the purposes, privileges, restrictions, rights and duties of the parties and the other provisions of this Agreement and the Related Agreements.

7.15 Specific Performance. The parties hereby declare that it is impossible to measure in money the damages that will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement and that a breach hereof shall cause irreparable injury and, in addition to any other right or remedy available to the parties hereto at law or in equity, any injured party hereunder shall be entitled to enforcement by court injunction or specific performance of the obligations of the parties hereunder, without the necessity for posting a bond. Notwithstanding the foregoing sentence, nothing herein shall be construed as prohibiting any injured party hereunder from also pursuing any other rights or remedies for such breach or threatened breach, including receiving damages and attorneys’ fees. The election of any remedy shall not be construed as a waiver on the part of any injured party hereunder of any right such party may otherwise have at law or in equity, which rights and remedies shall be cumulative.

7.16 Understanding Among Investors. The decision of each Investor to purchase Securities pursuant to this Agreement has been made by such Investor independently of any other Investor and independently of any statements or opinions as to the condition (financial or otherwise) of the Company that may have been made or given by any other Investor or by any agent or employee of any other Investor. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no other Investor will be acting as agent of such Investor in connection with monitoring its investment hereunder.

7.17 Publicity. Except as may be required by applicable law, the Company shall not use the name of, or make reference to, any Investor or any of its affiliates in any press release or in any public manner without such Investor’s prior written consent.

7.18 Confidentiality and Non-Disclosure.

(a) Each Investor acknowledges that the Company could be irreparably damaged if trade secrets concerning the business and affairs of the Company were disclosed to or utilized on behalf of any person. Each of the Investors covenants and agrees to and with the Company that, except as otherwise provided in this Agreement, it will not, at any time, directly or indirectly, without the prior written consent of the Company, divulge, and will not authorize any of its partners, shareholders, directors, officers, employees or agents to divulge, to any person any trade secrets if such release is intended for, or may result in, its public dissemination. The foregoing requirements of confidentiality shall not apply to information: (i) that is now or in the future becomes freely available to the public through no fault of or action by such Investor; (ii) that is in the possession of such Investor or the using or disclosing party prior to the time such information was obtained from the Company or that is independently acquired by such Investor or the using or disclosing party without the aid, application or use of such other information; (iii) that is obtained by such Investor or the using or disclosing party in good faith without knowledge of any breach of a secrecy arrangement from a third party; or (iv) that is required to be disclosed by applicable law or order of government agency or self-regulatory body (including, without limitation, the Hong Kong Stock Exchange).

(b) Non-Disclosure of Terms. The terms and conditions of this Agreement, the Related Agreements and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than by the breach of the confidentiality obligations hereunder.

(c) Press Releases, Etc. Any press release issued by any party hereto or any member of the Group shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without each Investor’s prior written consent at its sole discretion.

(d) Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary:

(i) any party hereto may disclose any of the Financing Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise;

(ii) each Investor (and its fund manager) may, without disclosing the identities of the other Investors or the Financing Terms of their respective investments in the Company without their or the Company’s consent, disclose such Investor’s investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark (without requiring the Company’s further consent). If it does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor.

(iii) notwithstanding clause (d) (i) immediately above, each Investor shall have the right to disclose:

(A) any information to such Investor’s and/or its fund manager’s and/or its Affiliate’s legal counsel, fund manager auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, its fund manager, shareholder, investor, bona fide potential investor, counsel or advisor, or employee of such Investor and/or its Affiliate; provided, however, that any such person shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(B) any information for fund and inter-fund reporting purposes;

(C) any information as required by law, government authorities, exchanges and/or regulatory bodies; and/or

(D) any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company,

(E) any information contained in press releases or public announcements of the Company pursuant to Section 7.18(c) above.

(iv) the confidentiality obligations set out in this Section 7.18 do not apply to:

(A) information which was in the public domain or known to the relevant party before it was furnished to it by another party hereto otherwise than as a result of (i) a breach by that party of this Section 7.18 or (ii) a breach of a confidentiality obligation by a third party discloser, where the breach was actually known to that relevant party;

(B) information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(C) information disclosed by any director or observer of the Company to its appointer or any of its Affiliates or to any person to whom disclosure would be permitted in accordance with the foregoing provisions of this Section 7.18(d).

(e) Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and exhibits and schedules attached to such agreement, or any of the Financing Terms hereof in contravention of the provisions of this Section 7.18, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(f) Notices. All notices required under this section shall be made pursuant to Section 7.7 of this Agreement.

(g) This Section 7.18 constitutes the entire agreement between the parties as to the matter of confidentiality and supersedes any separate nondisclosure agreements executed by the Company with the Investors (and/or their Affiliates) with respect to the transactions contemplated herein. This Section 7.18 shall survive the termination of this Agreement and the other Related Documents.

7.19 JAFCO Rights. Any rights of JAFCO Asia Technology Fund III, a Cayman Islands exempted company (“JAFCO”), under this Agreement may, without prejudice to the rights of JAFCO to exercise any such rights, be exercised by JAFCO Investment (Asia Pacific) Ltd. (“JIAP”) or any other fund manager of JAFCO or their nominees (“JAFCO Manager”), unless JAFCO has (a) given notice to the other parties that any such rights cannot be exercised by JIAP or a JAFCO Manager; and (b) not given notice to the other parties that such notice which is given under this Section 7.19 has been revoked.

IN WITNESS WHEREOF, the parties hereto have executed this Series B Redeemable Convertible Preferred Shares Purchase Agreement with the intent and agreement that the same shall be effective as of the day and year first written above.

COMPANY:

Address:	CGEN DIGITAL MEDIA COMPANY LIMITED
Suite 3293-94, Tower B, City Center of Shanghai
No. 100 Zunyi Rd. Shanghai 200051, P.R. China
Fax: +86 21 6237 1918	/s/
Attention: CEO	By: Title:

HK CO:

CGEN MEDIA TECHNOLOGY COMPANY LIMITED

/s/
By: Title:

WFOE:

CGEN DIGITAL TECHNOLOGY (SHANGHAI) CO., LTD. [GRAPHIC APPEARS HERE]

/s/
By: Title:

OPCO:

SHANGHAI CGEN DIGITAL MEDIA NETWORK CO., LTD. [GRAPHIC APPEARS HERE]

/s/
By:
Title:

FOUNDERS:

/s/
Chan Yi Sing (Singapore NRIC No. S1306068A)

/s/
Tian Guanyong ( ) (PRC ID No. 133031651224065)

/s/
Cao Xiaofeng ( ) (PRC ID No. 310112197008270052)

/s/
Yao Fang ( ) (PRC ID No. 310221670521081)

/s/
Zhu Hai Guang ( ) (PRC ID No. 410423197106070010)

INVESTORS:

Address: c/o JAFCO Investment (Asia Pacific) Ltd. 6 Battery Road #42-01 Singapore 049909	JAFCO ASIA TECHNOLOGY FUND III

Fax: +65 6221 3690 Attn: The President

With a copy to:

JAFCO Investment (Hong Kong) Ltd 30/F, Two International Finance Centre 8 Finance Street Central, Hong Kong

Tel: +852 2536-1960 Fax: +852 2536-1979

Attention: General Manager

/s/
By:
Title:

Address:	TDF CAPITAL CHINA II, LP and TDF CAPITAL ADVISORS, LP
Unit 2505, K. WAH Center 1010 Huaihai Zhong Road Shanghai 200031 People’s Republic of China

Fax: +86 (21) 5404-7557	/s/
Attention: Ian Goh	By:
Title:

Address:	HUITUNG INVESTMENTS (BVI) LIMITED
Room 39C, No. 18, Caoxi North Road, Shanghai 200030 People’s Republic of China

Fax: +86 (21) 64865181	/s/
Attention: David Tso	By:
Title:

Address:	SUMITOMO CORPORATION EQUITY ASIA LIMITED
Suite 602, 6th Floor One International Finance Centre One Harbour View Street Central Hong Kong

Fax: +852 22950600	/s/
Attention: Joe Chang	By:
Title:

Schedule I

Investor	Series B Shares to be Purchased	As a Percentage of all Series B	Total Purchase Price
JAFCO Asia Technology Fund III	35,272,780	40%	US$	4,000,000
TDF Capital China II, LP TDF Capital Advisors, LP	29,592,099 1,271,584	35%	US$ US$	3,355,800 144,200
Huitung Investments (BVI) Limited	17,636,390	20%	US$	2,000,000
Sumitomo Corporation Equity Asia Limited	4,409,098	5%	US$	500,000
Total:	88,181,951	100%	US$	10,000,000

Schedule II

Schedule of Exceptions

The information and disclosures contained in this Schedule of Exceptions qualify and limit the representations and warranties of the Warrantors contained in the Share Purchase Agreement and shall be deemed to be representations and warranties as to the facts disclosed.

Section 2.3

(c): The Related Agreements impose restrictions on transfer of the Company’s shares, as do certain agreements that were entered into in connection with the issuance and sale of the Series A Shares. See the annex to Section 2.11. The Series A Shares registered in the name of Yi Sing CHAN have not been fully paid.

(d): An existing shareholders’ agreement by and among the Company, the holders of Series A Shares and certain individuals will be replaced by the Shareholders’ Agreement, with the exception of share transfer provisions relating specifically to a performance-related adjustment of the purchase price for the Series A Shares, which could be effected by a transfer of shares held for management individuals to holders of Series A Shares. See the annex to Section 2.11.

Section 2.4

WFOE has an option agreement in respect of OpCo. See the annex to Section 2.11.

(c)(i): US$2.7 million of US$2.9 million registered capital has been paid up.

(c)(iii): WFOE is party to a share option agreement relating to the shares of OpCo [and OpCo is party to a share pledge agreement]. See Section 2.11.

Section 2.6

Under the Company’s current Amended and Restated Memorandum and Articles of Association, the consent of holders of the Company’s 8% Accumulating Preferred Shares and the Company’s Series A Shares are required to issue the Series B Shares. Upon the minimum subscription for Series B Shares being raised, the Company will use approximately US$1.7 million of proceeds received in subscription of the Series B Shares to repurchase APS’s and remove the consent power of such shares, after which the consent of only the holders of Series A Shares will be required.

Section 2.9

(a)(ii): Except for commercially available, off-the-shelf software.

(b): The WFOE has applied in the PRC for copyright registration for its MediaOne software.

Section 2.10

A Group member had a contract with Media Nation for Media Nation to act as sales agent, which contract has been terminated. The Group currently uses sales agents who have non-exclusive arrangements with the Group to market and sell its products.

Section 2.11: Scheduled Contracts

Please see attached annex of contracts.

The Company has entered into agreements and undertakings with existing shareholders or their affiliates. See the annex to this Section 2.11.

Section 2.12

The Company incurred advisory fees of US$[        ] to Dragonrise Capital Group in connection with the sale of the Series B Shares.

Section 2.13

Please see the Service Agreement between the WFOE and the PRC company identified in the annex relating to Section 2.11.

OpCo licenses software and IP from Shanghai CGEN Info. Systems Co., Ltd., a company affiliated with shareholders and the Chairman of the Company.

A liability for approximately US$1.5 million was guaranteed by OpCo and was discharged pursuant to an Agreement in Respect of the Loan Agreement and Guarantee dated September 16, 2005.

The equity interests in OpCo are owned by the spouse of the Chairman of the Company, and 3 other individuals employed by members of the Company’s Group.

Section 2.15

The minute books of the Company are materially complete and record all material transactions of the Company and its Subsidiaries.

Section 2.16

The Company has leased office space in the ordinary course of business on customary terms and conditions. OpCo licenses software and IP from Shanghai CGEN Info. Systems Co., Ltd.

A security interest is registered against CGEN HK for a US$1.1 million letter of credit to guarantee a RMB8.25 million loan to OpCo.

(b): There are no such outstanding options, licenses or agreements of any kind that individually or in the aggregate are material to either the Company, any Subsidiary or the Group.

Section 2.17

A liability for approximately US$1.5 million was guaranteed by OpCo and was discharged pursuant to an Agreement in Respect of the Loan Agreement and Guarantee dated September 16, 2005.

See Section 2.16.

Section 2.18

Please see Sections 2.11, 2.16 and 2.17.

(g): Intellectual property was transferred from OpCo to the WFOE. See the annex to Section 2.11.

(m): Proceeds from the subscription to Series B will be used to repurchase the APS’s.

Section 2.19

In accordance with the closing conditions in Section 4 of this Agreement, the Company expects to approve a share option plan meeting the conditions described in the Agreement. The Company has entered into employment contracts and compensation agreements with Dragonrise and Weil, Gotshal & Manges LLP. See the annex to Section 2.11.

Schedule III

Particulars of the Company

Name	:	CGEN DIGITAL MEDIA COMPANY LIMITED

Place of Incorporation	:	Cayman Islands

Registration No.	:	CR-145540

Date of Incorporation	:	24 February 2005

Registered Address	:	4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands

Authorized Share Capital	:	1,000,000

Issued Share Capital	:	1,000,000

Shareholders	:	See Exhibit D-1

Directors	:	CHAN Yi Sing, CAO Xiaofeng, TIAN Guanyong and YAO Fang

Company Secretary	:	N/A

Registered Agent	:	Offshore Incorporations (Cayman) Limited

Schedule IV

Particulars of the Subsidiaries

Name	:	CGEN Media Technology Co., Ltd.

Place of Incorporation	:	Hong Kong

Registration No.	:	875785

Date of Incorporation	:	17 December 2003

Registered Address	:	Unit 1, 6/F, Grand City Plaza, 1-17 Sai Lau Kok Road, Tsuen Wan New Territories, Hong Kong

Authorized Share Capital	:	HK$10,000

Issued Share Capital	:	HK$10,000

Shareholders	:	Name	Percentage of Shares held
		CGEN Digital Media Co., Ltd.	100%

Directors	:	CHAN Yi Sing, TIAN Guan Yong

Company Secretary	:	CorpiSs Limited

Schedule IV Continued

PRC Wholly Foreign-Owned Enterprise

Name:	CGEN Digital Technology (Shanghai) Co., Ltd.

Approval Number:	Shangwaizihuzhangduzi Zi (2005) No. 1260

Registration Number:	Qiduhupuzong Zi No. 320829 (Pudong)

Nature of Enterprise:	WFOE

Place of Incorporation:	Room 2207, No. 200 Zhangheng Road, Zhangjiang High-Tech Park, Shanghai

Total Investment:	US$5 million

Registered Capital:	US$2.9 million

Paid-up Registered Capital:	US$2.7 million

Registered Office:	Room 2207, No. 200 Zhangheng Road, Zhangjiang High-Tech Park, Shanghai

Business Scope:	Design, develop, produce and sell self-produced products, provide relevant technology consulting services regarding design, test and maintenance of computer system integration

Date of Incorporation:	29 August 2005

Operating Term:	20 Years

Legal Representative:	CHAN Yi Sing

General Manager:	CHAN Yi Sing

Branches and Subsidiaries:	N/A

List of Shareholders and Percentage of Equity Interest:

Name of Shareholder	Contribution (RMB)	Form of Contribution	Percentage (%)
CGEN Media Technology Co., Ltd.			100
TOTAL

Schedule V

Leased Property

Address: Room 3293-94, Tower B, City Center of Shanghai, No.100 Zunyi Road, Shanghai 200051 China

Duration: 15 August 2005 to 14 August 2007

Landlord: LONGVIEW ASSETS LIMITED

Schedule VI

Notice Schedule

Sumitomo Corporation Equity Asia Limited

Suite 602, 6th Floor

One International Finance Centre

One Harbour View Street

Central

Hong Kong

Tel: +852 2295 0300

Fax: +852 2295 0600

Attn: Joe Chang

JAFCO Asia Technology Fund III

c/o JAFCO Investment (Asia Pacific) Ltd.

6 Battery Road

#42-01

Singapore 049909

Tel:

Fax: +65 6221 3690

Attn: The President

with a copy to:

JAFCO Investment (Hong Kong) Ltd

30/F, Two International Finance Centre

8 Finance Street

Central, Hong Kong

Tel: +852 2536 1960

Fax: +852 2536 1979

Attn: General Manager

TDF Capital China II, LP

or TDF Capital Advisors, LP

Unit 2505, K. WAH Center

1010 Huaihai Zhong Road

Shanghai 200031

People’s Republic of China

Tel. No.:	+86 (21) 5467-0500
Fax. No.:	+86 (21) 5404-7557

Attention: Ian Goh

Huitung Investments (BVI) Limited

Room 39C, No. 18,

Caoxi North Road,

Shanghai 200030

People’s Republic of China

Tel. No.:	+86 (21) 64275896-15
Fax. No.:	+86 (21) 64865181

Attention: David Tso

EXHIBIT A

FORM OF AMENDED AND RESTATED MEMORANDUM

AND ARTICLES OF ASSOCIATION

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT C

FORM OF SHAREHOLDERS’ AGREEMENT

EXHIBIT D-1

SHAREHOLDERS AND PERSONS HOLDING OPTIONS, WARRANTS, ETC. PRIOR TO

ISSUANCE OF SERIES B SHARES

Investor	Series B Preferred Shares	Series A Preferred Shares	Ordinary Shares	Total Issued Shares
Yi Sing Chan		4,853,898	97,087,661	101,941,559
Totnes International Limited			2,912,339	2,912,339
ESOP				20,802,966
S.I. Technology Venture Capital Limited		33,977,284		33,977,284
Sumitomo Corporation Equity Asia Limited		9,707,795		9,707,795
Investlink Consulting (China) Ltd.	2,513,186			2,513,186

Total:	2,513,186	48,538,977	100,000,000	151,052,163

EXHIBIT D-2

SHAREHOLDERS AND PERSONS HOLDING OPTIONS, WARRANTS, ETC. ASSUMING

ISSUANCE OF SERIES B SHARES

Investor	Series B Preferred Shares	Series A Preferred Shares	Ordinary Shares	Total Issued Shares
Yi Sing Chan		4,853,898	97,087,661	101,941,559
Totnes International Limited			2,912,339	2,912,339
ESOP			20,802,966	20,802,966
S.I. Technology Venture Capital Limited		33,977,284		33,977,284
Sumitomo Corporation Equity Asia Limited	4,409,098	9,707,795		14,116,893
Investlink Consulting (China) Ltd.	2,513,186			2,513,186
JAFCO Asia Technology Fund III	35,272,780			35,272,780
TDF Capital China II, LP	29,592,099			29,592,099
TDF Capital Advisors, LP	1,271,584			1,271,584
Huitung Investments (BVI) Limited	17,636,390			17,636,390

Total:	90,695,136	48,538,977	120,802,966	260,037,080

EXHIBIT E

FORM OF OPINION OF COMPANY’S CAYMAN ISLANDS COUNSEL

EXHIBIT F

FORM OF OPINION OF COMPANY’S PRC COUNSEL

EXHIBIT G

FORM OF INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT,

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

EXHIBIT H

BUSINESS PLAN

EXHIBIT I

FORM OF INDEMNIFICATION AGREEMENT